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                                                                    EXHIBIT 21.1





                                LOGIC WORKS, INC.

                            LISTING OF  SUBSIDIARIES

                                DECEMBER 31, 1996





Name                                    Jurisdiction
----                                    ------------


Logic Works AG                          Baar, Switzerland
Logic Works Australia PTY LTD           Sydney, Australia
Logic Works GmbH                        Hamburg, Germany
Logic Works International, Inc.         Delaware, USA
Logic Works Limited                     London, England
Logic Works France SARL                 Paris, France
Logic Works Software Inc. -
  Logic Works Logiciel Inc.             New Brunswick, Canada
Logic Works Trading Company Inc.        St. Michael, Barbados